EXHIBIT 99.1

NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Communications Named One of
50 Fastest Growing Technology Companies in Texas

San Antonio, Texas - September 3, 2008 - ATSI Communications, Inc. (OTCBB: ATSX) has been selected by Deloitte & Touche LLP, along with their corporate partners America’s 401(k), CresaPartners, Gardere Wynne Sewell LLP, NASDAQ, TriNet and Porsche as one of the 2008 50 fastest growing technology companies in the state of Texas.

The ranked list of winners will be announced at the Texas Technology Fast 50 Executive Retreat at the Renaissance Worthington Hotel in Ft. Worth, TX on October 30, 2008. Automatic consideration is also given for the Technology Fast 500, which honors the 500 fastest-growing North American technology, media, telecommunications and life sciences companies.

Art Smith, CEO and President of ATSI Communications, stated, “We are very pleased to be recognized by Deloitte & Touche LLP, along with their corporate partners for this honor. It is a tribute to our management team and employees who have consistently met or exceeded the Company’s goals and objectives. The ATSI team successfully grew revenues from $1.2 million in FY2004 to $42 million in FY2008 while achieving profitability in the Company’s 2 most recent fiscal years.”

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc. Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.